Exhibit 99.1

Press Release	Source: Think Partnership Inc.

Think Partnership Signs $26.5 Million
Private Financing of Convertible Preferred

NORTHBROOK, Ill.—March 21, 2006—Think Partnership Inc., formerly known as CGI Holding Corporation (the “Company”) (AMEX: THK - News), announced today that it has entered into definitive agreements with institutional investors, to sell in a private placement, $26.5 million of Series A Convertible Preferred Shares. As described below, the preferred stock is convertible into shares of the Company’s common stock upon the occurrence of certain events. If not converted, the Company will be required to redeem the preferred stock on the second anniversary of its issuance. The holders of the preferred stock will initially be paid dividends on the preferred stock equal to 10% of the face value of the preferred stock. The holders of the preferred stock will have the right to convert their holdings into shares of common stock at a price of $2.00 per share subject to possible adjustments from time to time. In connection with the preferred stock offering, the Company will also issue warrants to the institutional investors, exercisable for five years, to purchase up to 5,300,000 shares of common stock at an initial exercise price of $2.50 per share, subject to adjustments from time to time if the Company issues common stock, other than in connection with acquisitions or pursuant to a shareholder-approved incentive plan, at a price less than $2.50 per share.

The Company will be obligated to file, within 45 business days following the closing, a registration statement covering the shares of common stock issuable upon conversion of the preferred stock, and the shares of common stock issuable upon the exercise of the warrants. If the registration statement does not become effective within 120 days following the closing, then the dividend rate on the preferred stock will increase to 15%. The maximum potential damages payable by the Company in regard to a default, including the increase in the amount of the dividends payable if the registration statement does not become effective within 120 days following the closing, are capped at 10% of the amount of the preferred stock, or $2.65 million. If the registration statement does not become effective within 180 days following the closing, the Company will be deemed to be in default and the preferred stock will be subject to mandatory redemption at the option of the holders. If the registration statement becomes effective within the required timeframe, the dividend rate on the preferred stock will be reduced to 6% per annum.

The preferred stock will be subject to mandatory conversion at the option of the Company, if among other things, the registration statement is effective, and the closing price of the Company’s common stock is $5 or higher for 20 consecutive trading days with an average daily trading volume of at least 100,000 shares traded per day during the twenty day period.

The Company intends to use the net proceeds of the private placement, estimated to be approximately $24.8 million, to complete the previously announced purchase of Litmus Media, Inc. and for general corporate purposes. The transaction is subject to approval of the AMEX to list the common stock issuable upon conversion of the preferred stock and the shares of common stock issuable upon the exercise of the warrants, as well as customary closing conditions.

The offering and sale of the securities described herein is being made by the Company pursuant to exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). None of the securities have been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

Gerard M. Jacobs, the chief executive officer of Think Partnership, stated, “I view this $26.5 million preferred stock placement as a vote by some very sophisticated investors in favor of the high quality of the entrepreneurs and businesses which have already merged, and which are soon to merge, into Think Partnership.”

Scott P. Mitchell, the president of Think Partnership, added, “I am very pleased at this significant step in building our company.  This financing provides us with much needed capital to help fund our continued growth and adds some of the most highly respected institutional investors in the country to our shareholder base.”

Think Partnership Inc. is based in Northbrook, Ill. and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents (see www.thinkpartnership.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-QSB for the quarter ended Sept. 30, 2005, under the section headed “Management Discussion and Analysis or Plan of Operation - Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release, and the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

For Think Partnership Inc.

Xavier Hermosillo, (310) 832-2999,

Sr. Vice President for Corporate Communications

   and Investor Relations

Xavier@thinkpartnership.com